Exhibit 3.3

AMENDED BYLAWS
OF
DOUGLAS LAKE MINERALS INC.
(the "Corporation")

(A Nevada Corporation)

AS AMENDED ON AUGUST 11, 2006

ARTICLE 5

MEETINGS OF THE BOARD OF DIRECTORS

Section 5.05 - Notice of Meeting

Meetings of the Board shall be held from time to time and at such place as the board, the chairman of the Board, the managing director, the chief executive officer, president or any two (2) directors may determine, by giving notice stating the time and place of the meeting to each of the directors. Except as otherwise required by Nevada corporate law, such notice need not specify the purpose of or the business to be transacted at the meeting. Notices of Board meetings shall be given in accordance with Article 6 no less than 7 days before the time when the meeting is to be held, or such shorter period of time agreed to by all directors.

The board may appoint, by resolution, dates, times and places for regular meetings of the board. A copy of any such resolution shall be given to each director forthwith after being passed, but no other notice is required for any such meeting except where the Act requires the purpose of or the business to be transacted at a meeting to be specified.

CERTIFICATE

The undersigned does hereby certify that the undersigned is the President and CEO of the Corporation, as duly appointed by the directors of the Corporation, a corporation duly organized and existing under and by virtue of the laws of the State of Nevada; that the above and foregoing bylaws of said Corporation were duly and regularly adopted as such by the board of directors of the Corporation at a board meeting held on the 11th day of August, 2006, that the above and foregoing bylaws are now in full force and effect.

DATED this 29th day of August, 2006.

/s/ Harpreet S. Sangha
Harpreet S. Sangha, President and CEO